UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 10, 2009

HOMELAND ENERGY SOLUTIONS, LLC
(Exact name of registrant as specified in its charter)

Iowa	000-53202	20-3919356
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2779 Hwy 24, Lawler, IA	52154
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (563) 238-5555

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 — Entry Into Material Definitive Agreement.

On July 10, 2009, Homeland Energy Solutions, LLC (Homeland) entered into an Energy Management Services Agreement with U.S. Energy Services, Inc. (U.S. Energy) for assistance with electric energy and natural gas management and procurement. U.S. Energy will act as Homeland’s agent to purchase natural gas. U.S. Energy’s responsibilities will include administration of Homeland’s gas supply contracts, nomination, scheduling and other logistical issues such as storage and transportation, negotiation and delivery. Homeland will work with U.S. Energy to provide estimated usage volumes on a monthly basis. In exchange for these management services, Homeland will pay a monthly service fee, as well as pre-approved expenses in connection with the services. The agreement for these services will continue on a month to month basis.

Homeland and U.S. Energy have also entered into a Base Agreement for the Purchase and Sale of Natural Gas, which is attached to the Energy Management Services Agreement as Exhibit B. If Homeland elects to purchase natural gas from U.S. Energy, the terms of the Base Agreement shall apply to any such sales. The terms of the Base Agreement shall also apply to any sales to U.S. Energy of excess natural gas purchased by Homeland from any supplier. Any purchases or sales of natural gas under the Base Agreement will generally be evidenced by separate transaction confirmation documents and the price will be separately negotiated for each purchase and sale. For any sales or purchases under the Base Agreement for which no transaction documents were executed, the purchase price will be based on the market index price commensurate with the transaction term and delivery point or as mutually agreed by Homeland and U.S. Energy. The Base Agreement may be terminated by either party upon sixty (60) days prior written notice.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HOMELAND ENERGY SOLUTIONS, LLC

Date: July 16, 2009

/s/ Christine Marchand
Christine Marchand
Treasurer/Chief Financial Officer
(Principal Financial and Accounting Officer)